Exhibit 99.2

Item 6.	Selected Financial Data

We revised our historical selected financial data to give effect to the reverse stock split of our common shares that will be effective at 4:10 PM Eastern time on August 13, 2018. The reverse stock split had no effect on our reported net income or net income available for common shareholders; however, it did affect our weighted average common shares outstanding, our earnings per common share and our dividends declared per share for all periods presented.

The following selected financial data information should be read in conjunction with Item 7—“Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements, including the notes thereto, included elsewhere herein.

(dollars in thousands, except share and per share data)	As of and For the Years Ended December 31
	2017	2016	2015	2014	2013
Operating Data:
Net interest margin	$29,283	$53,397	$69,182	$103,109	$103,852
Property income	64,184	112,836	124,157	113,110	96,428
Total revenue	99,718	173,607	211,614	238,204	220,631
Interest expense	(35,544)	(55,049)	(61,750)	(47,860)	(37,601)
Real estate operating expenses	(37,198)	(56,894)	(62,726)	(59,948)	52,237
Provision for losses	(45,614)	(8,050)	(8,300)	(5,500)	3,000
Total expenses	(184,854)	(219,381)	(219,992)	(195,928)	157,282
Operating income (loss)	(85,136)	(45,774)	(8,378)	42,276	63,349
Loss on deconsolidation of variable interest entities	—	—	—	(215,804)	—
Change in fair value of financial instruments	13,422	(5,946)	11,638	(98,752)	(344,426)
Income (loss) from continuing operations	(151,803)	(37,879)	28,593	(292,830)	(286,919)
Income (loss) from discontinued operations	—	40,144	34,900	2,855	1,555
Gain (loss) on disposal of discontinued operations	—	47,808	—	—	—
Net income (loss)	—	50,073	63,493	(289,975)	(285,364)
Net income (loss) allocable to common shares	(184,695)	(9,820)	7,158	(318,504)	(308,008)
Earnings (loss) per share from continuing operations:
Basic	$(100.95)	$(38.50)	$(1.50)	$(196.50)	$(228.09)
Diluted	$(100.95)	$(38.50)	$(1.48)	$(196.50)	$(228.09)
Earnings (loss) per share:
Basic	$(100.95)	$(5.39)	$4.18	$(195.81)	$(227.10)
Diluted	$(100.95)	$(5.39)	$4.14	$(195.81)	$(227.10)
Balance Sheet Data:
Investment in mortgages, loans and preferred equity interests, at amortized cost	$1,255,724	$1,280,285	$1,606,486	$1,383,218	$1,099,422
Investments in real estate, net	245,904	716,432	986,942	1,006,235	829,865
Investments in securities, at fair value	—	—	—	31,412	567,302
Assets of discontinued operations	—	—	1,383,547	691,798	182,069
Total assets	1,791,833	2,406,843	4,415,928	3,485,673	3,008,305
Total indebtedness	1,390,188	1,751,082	2,399,475	2,209,882	2,002,997
Liabilities of discontinued operations	—	—	952,530	388,974	106,134
Total liabilities	1,533,703	1,947,492	3,617,160	2,818,523	2,319,645
Total equity	179,787	377,770	744,741	587,842	688,660
Other Data:
Common shares outstanding, at period end	1,860,903	1,845,910	1,831,735	1,650,132	1,428,949
Book value per share	$(30.62)	$76.00	$94.00	$94.50	$281.00
Ratio of earnings to fixed charges and preferred share dividends	— (1)	1.1X	1.2X	— (1)	— (1)

(1)	The ratio of earnings to fixed charges and preferred share dividends for the years ended December 31, 2017, 2014, and 2013 is deficient by $184.6 million, $319.0 million, and $308.0 million, respectively.